News Release


Investor Contact:

Jack McHale, 215-986-6050
Jack.McHale@unisys.com


Media Contact:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com



UNISYS ANNOUNCES SECOND-QUARTER 2009 FINANCIAL RESULTS

COMPANY REPORTS $38 MILLION IN NET INCOME; RESULTS BENEFIT FROM TURNAROUND PROGRAM ACTIONS

BLUE BELL, Pa., July 28, 2009 - Unisys Corporation (NYSE: UIS) today reported second-quarter 2009 net income of $38.1 million, or 10 cents a share, compared with a net loss of $14.0 million, or 4 cents a share, in the second quarter of 2008. The company's revenue declined 16% to $1.13 billion compared with revenue of $1.34 billion in the year-ago quarter. Foreign exchange rates had an approximately 8 percentage-point negative impact on revenue in the quarter. On a constant currency basis, revenue declined 8 percent in the quarter.

"We made encouraging progress during the quarter on the priorities of our turnaround program," said Unisys Chairman and CEO Ed Coleman. "First and foremost, we were profitable. In the difficult economic environment, we were able to triple our operating profit and deliver net income. This progress was driven by our ongoing actions to concentrate our resources more effectively and reduce our cost base. While we have much more work to do, this is an important first step toward our goal of becoming a consistently and predictably profitable company.

"Also during the quarter we sharpened our value propositions and solution portfolio in our focused market areas," Coleman said. "We announced exciting new solutions for secure cloud computing, outsourcing and ClearPath mainframe technology. These new solutions demonstrate our continued innovation and investment in services and products to help our clients address critical needs within their organizations."

During the quarter the company launched private debt exchange offers designed to strengthen its balance sheet and address $300 million of debt maturing in
March 2010.   As of yesterday, approximately $230 million of the 2010 notes have been tendered in the exchange, leaving approximately $70 million still outstanding. As previously announced, the exchange offers also involve the company's other outstanding senior notes. The exchange offers expire at midnight tonight.

OVERALL SECOND-QUARTER HIGHLIGHTS
Revenue in the United States declined 5 percent to $542 million, as growth in the company's U.S. federal government business was offset by declines in its commercial business. Revenue in international markets declined 24 percent to $587 million. On a constant currency basis, international revenue declined 10 percent in the quarter.

Unisys reported an overall gross profit margin of 23.9 percent, up from 22.7 percent in the year-ago quarter. The company's overall operating profit margin increased to 6.7 percent compared with 1.7 percent a year ago, reflecting significant reductions in selling, general and administrative expenses.

SECOND-QUARTER BUSINESS SEGMENT RESULTS
Customer revenue in the company's services segment declined 14 percent compared with the year-ago quarter. Foreign exchange rates had an approximately 8 percentage-point negative impact on services revenue in the quarter. Gross profit margin in the services business improved to 21.0 percent compared with
19.2 percent a year ago, while services operating margin improved to 7.9 percent compared with 3.3 percent a year ago, reflecting the benefits of expense reduction actions.

Services orders showed substantial declines from a year ago, but were up sequentially from the first quarter of 2009. Services order backlog at June 30, 2009 was $5.9 billion.

Customer revenue in the company's technology segment declined 31 percent from the second quarter of 2008, reflecting continued weak demand for enterprise server technology in the current economic environment. Foreign exchange rates had an approximately 5 percentage-point negative impact on technology revenue in the quarter. Gross profit margin in the technology business improved to
40.4 percent compared with 39.2 percent in the year-ago quarter, while technology operating margin declined to (5.4) percent compared with (3.7) percent in the second quarter of 2008.

CASH FLOW HIGHLIGHTS
Unisys generated $48 million of cash from operations in the quarter compared with $52 million in the year-ago quarter. Capital expenditures in the second quarter of 2009 declined to $53 million compared to $71 million in the year-ago
quarter.   Unisys closed the quarter with $475 million of cash on hand.

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 a.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With more than 26,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the company's ability to refinance its debt; the economic and business environment; the company's ability to access external credit markets; the company's significant pension obligations; the success of the company's turnaround program; aggressive competition in the information services and technology marketplace; volatility and rapid technological change in the company's industry; the company's ability to retain significant clients; the company's ability to grow outsourcing; the company's ability to drive profitable growth in consulting and systems integration; market demand for the company's high-end enterprise servers and maintenance on those servers; the risk that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may be subject to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally; the business and financial risk in implementing future dispositions or acquisitions; the potential for infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; and the company's consideration of all available information following the end of the quarter and before the filing of the Form 10-Q and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: xxxx/xxxx
http://www.unisys.com/about__unisys/news_a_events/02108955.htm

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                             Three Months         Six Months
                            Ended June 30        Ended June 30
                          ------------------   ------------------
                            2009      2008       2009      2008
                          --------  --------   --------  --------
Revenue
  Services                $1,030.0  $1,197.0   $2,013.8  $2,334.1
  Technology                  98.7     143.0      214.8     307.2
                          --------  --------   --------  --------
                           1,128.7   1,340.0    2,228.6   2,641.3
Costs and expenses
  Cost of revenue:
    Services                 804.5     954.4    1,609.6   1,876.6
    Technology                54.5      81.8      126.3     167.7
                          --------  --------   --------  --------
                             859.0   1,036.2    1,735.9   2,044.3
Selling, general and
  administrative             169.2     251.0      342.8     483.5
Research and development      25.1      30.2       52.5      62.9
                          --------  --------   --------  --------
                           1,053.3   1,317.4    2,131.2   2,590.7
                          --------  --------   --------  --------
Operating profit              75.4      22.6       97.4      50.6

Interest expense              21.2      21.2       43.0      42.8
Other income (expense), net    3.0      (6.4)      (3.7)     (7.5)
                          --------  --------   --------  --------
Income (loss) before
  Income taxes                57.2      (5.0)      50.7       0.3

Provision for income taxes    16.6       3.5       32.2      27.4
                          --------  --------   --------  --------
Consolidated net
  income (loss)               40.6      (8.5)      18.5     (27.1)
Net income attributable to
  noncontrolling interests    (2.5)     (5.5)      (4.8)    (10.3)
                          --------  --------   --------  --------
Net income (loss) attributable to
  Unisys Corporation         $38.1    ($14.0)     $13.7    ($37.4)
                          ========  ========   ========  ========
Earnings (loss) per share attributable
  to Unisys Corporation
Basic                       $  .10   ($  .04)    $  .04   ($  .10)
                          ========  ========   ========  ========
Diluted                     $  .10   ($  .04)    $  .04   ($  .10)
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                    370,320   358,167    370,183   356,482
                          ========  ========   ========  ========
  Diluted                  374,495   358,167    372,777   356,482
                          ========  ========   ========  ========


On January 1, 2009, Unisys adopted SFAS 160, which required certain reclassifications of noncontrolling interests to the 2008 income statement. All references to "net income" or "net loss" contained in this press release are intended to refer to the income statement line item titled "Net income
(loss) attributable to Unisys Corporation".

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
June 30, 2009
------------------
Customer revenue      $1,128.7              $1,030.0       $98.7
Intersegment                       ($47.3)       1.6        45.7
                      --------   --------   --------    --------
Total revenue         $1,128.7     ($47.3)  $1,031.6      $144.4
                      ========   ========   ========    ========

Gross profit percent     23.9%                 21.0%       40.4%
                      ========              ========    ========
Operating profit (loss)
  percent                 6.7%                  7.9%       (5.4%)
                      ========              ========    ========
Three Months Ended
June 30, 2008
------------------
Customer revenue      $1,340.0              $1,197.0      $143.0
Intersegment                       ($51.0)       2.7        48.3
                      --------   --------   --------    --------
Total revenue         $1,340.0     ($51.0)  $1,199.7      $191.3
                      ========   ========   ========    ========

Gross profit percent     22.7%                 19.2%       39.2%
                      ========              ========    ========
Operating profit (loss)
  percent                 1.7%                  3.3%       (3.7%)
                      ========              ========    ========

Six Months Ended
June 30, 2009
------------------
Customer revenue      $2,228.6              $2,013.8      $214.8
Intersegment                       ($85.2)       3.3        81.9
                      --------   --------   --------    --------
Total revenue         $2,228.6     ($85.2)  $2,017.1      $296.7
                      ========   ========   ========    ========

Gross profit percent     22.1%                 18.7%       36.7%
                      ========              ========    ========
Operating profit (loss)
  percent                 4.4%                  5.4%       (8.6%)
                      ========              ========    ========
Six Months Ended
June 30, 2008
------------------
Customer revenue      $2,641.3              $2,334.1      $307.2
Intersegment                       ($94.7)       5.4        89.3
                      --------   --------   --------    --------
Total revenue         $2,641.3     ($94.7)  $2,339.5      $396.5
                      ========   ========   ========    ========

Gross profit percent     22.6%                 18.8%       41.1%
                      ========              ========    ========
Operating profit (loss)
  percent                 1.9%                  2.8%       (1.4%)
                      ========              ========    ========

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                         June 30,   December 31,
                                           2009         2008
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $475.0       $544.0
Accounts and notes receivable, net           739.9        818.5
Inventories
   Parts and finished equipment               67.4         64.7
   Work in process and materials              54.6         70.7
Deferred income taxes                         16.8         23.8
Prepaid expense and other
 current assets                              132.0        116.7
                                        ----------   ----------
Total                                      1,485.7      1,638.4
                                        ----------   ----------
Properties                                 1,402.1      1,416.0
Less accumulated depreciation
  and amortization                         1,149.6      1,139.5
                                        ----------   ----------
Properties, net                              252.5        276.5
                                        ----------   ----------
Outsourcing assets, net                      308.2        314.9
Marketable software, net                     181.8        202.0
Prepaid postretirement assets                 40.5         20.7
Deferred income taxes                         90.8         87.6
Goodwill                                     195.5        189.4
Other long-term assets                       171.1         94.6
                                        ----------   ----------
Total                                     $2,726.1     $2,824.1
                                        ==========   ==========
Liabilities and stockholders' deficit
Current liabilities
Current maturities of long-term debt        $301.1         $1.5
Accounts payable                             310.6        379.2
Other accrued liabilities                    945.4      1,045.7
                                        ----------   ----------
Total                                      1,557.1      1,426.4
                                        ----------   ----------
Long-term debt                               760.1      1,059.1
Long-term postretirement liabilities       1,451.1      1,497.0
Other long-term liabilities                  302.2        265.4
Commitments and contingencies
Total stockholders' deficit               (1,344.4)    (1,423.8)
                                        ----------   ----------
Total                                     $2,726.1     $2,824.1
                                        ==========   ==========



On July 31, 2009, the company expects to complete its previously announced debt exchange. This is expected to result in a reclassification of approximately $200 million from current maturities of long-term debt to long-term debt resulting in current maturities of long-term debt of approximately $100 million, consisting of approximately $70 million of 6 7/8% of notes due March 2010 not tendered plus approximately $30 million of cash consideration to be paid in the quarter ending September 30, 2009 to the holders of the 2010 notes tendered.

                       UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)

                                             Six Months Ended
                                                  June 30
                                           --------------------
                                             2009        2008
                                           --------    --------
Cash flows from operating activities
Consolidated net income (loss)                $18.5      ($27.1)
Add (deduct) items to reconcile
 consolidated net income (loss) to net
 cash provided by operating activities:
Employee stock compensation expense             3.8        11.9
Company stock issued for U.S. 401(k) plan         -        23.9
Depreciation and amortization
 of properties                                 48.4        53.7
Depreciation and amortization of
 outsourcing assets                            75.7        83.9
Amortization of marketable software            49.7        60.9
Disposals of capital assets                     5.6         5.6
Decrease in deferred income
 taxes, net                                     3.9           -
Decrease in receivables, net                  101.7        89.4
Decease in inventories                         15.8         9.8
Decrease in accounts payable
 and other accrued liabilities               (206.2)     (207.2)
Increase (decrease) in other liabilities       21.8       (26.9)
Increase in other assets                      (52.0)      (80.8)
Other                                           1.0         5.2
                                            -------     -------
Net cash provided by
 operating activities                          87.7         2.3
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                    200.9     3,276.9
 Purchases of investments                    (199.6)   (3,306.5)
 Collateralized letters of credit             (72.3)          -
 Investment in marketable software            (29.5)      (45.4)
 Capital additions of properties              (18.1)      (32.1)
 Capital additions of outsourcing assets      (53.2)      (58.6)
 Purchases of businesses                       (1.5)       (1.8)
                                            -------     -------
Net cash used for investing activities       (173.3)     (167.5)
                                            -------     -------
Cash flows from financing activities
 Payments of long-term debt                       -      (200.0)
 Financing fees                                 (.7)        (.8)
                                            -------     -------
Net cash used for financing
  activities                                    (.7)     (200.8)
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                          17.3         7.2
                                            -------     -------
Decrease in cash and cash equivalents         (69.0)     (358.8)
Cash and cash equivalents, beginning of
 period                                       544.0       830.2
                                            -------     -------
Cash and cash equivalents, end of period     $475.0      $471.4
                                            =======     =======